Exhibit 21.1

Subsidiaries of the Registrant

Subsidiaries of HBT Financial, Inc. (formerly known as Heartland Bancorp, Inc.)

Heartland Bank and Trust Company (Illinois)

State Bank of Lincoln (Illinois)

Subsidiaries of Heartland Bank and Trust Company

Heartland Data Services, Inc. (Illinois)

Heartland Real Estate Holdings, LLC (Illinois)
CDBNA LLC (Illinois)
National Realty Holding LLC (Illinois)

Lakewood & Barrington LLC (Illinois)